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                                                                     EXHIBIT 11


                      COMPUTATION OF EARNINGS PER SHARE

NEOGEN CORPORATION AND SUBSIDIARIES




                                                           Year Ended May 31
                                                           1996        1994
                                                           ----        ----
Weighted average common and common
  equivalent shares outstanding:

  Average shares outstanding                             4,513,817   4,431,492

  Net effect of dilutive stock
   warrants-based on the treasury
   stock method using average market
   price which is greater than
   quarter-end market price                               (Note 1)      60,825

  Net effect of dilutive stock
   options-based on the treasury
   stock method using average
   market price which is greater
   than quarter-end
   market price                                           (Note 1)     182,475
                                                        ---------    ---------

                                  TOTALS                 4,513,817   4,674,792
                                                        ==========  ==========


Net income (loss)                                       $ (243,539) $  678,707
                                                        ==========  ==========


Net income (loss) per share                             $    (0.05) $     0.15
                                                        ==========  ==========


Note 1 - Amounts for 1996 are not computed because the effect of outstanding warrants and options is anti-dilutive.





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